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                                                                    EXHIBIT 11.1

                              ANIKA RESEARCH, INC.

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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                                                YEARS ENDED AUGUST 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
PRIMARY AND FULLY DILUTED:
Net loss:................................ $(2,848,879) $(1,954,506) $(1,439,849)
  Weighted average number of common
   shares outstanding....................   4,052,596    3,225,205    3,177,094
  Dilutive effect of outstanding stock
   options, warrants and redeemable
   convertible preferred stock...........           0            0            0
                                          -----------  -----------  -----------
  Weighted average number of common
   shares as adjusted....................   4,052,596    3,225,205    3,177,094
                                          -----------  -----------  -----------
    Primary and fully diluted earnings
     per share........................... $     (0.70) $     (0.61) $     (0.45)
                                          ===========  ===========  ===========
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